SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Simple Products Corporation

(Exact name of Registrant as specified in its charter)

Nevada	5000	80-0792476
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

9314 South 370 West
Sandy, Utah 84070
Telephone: 801-553-8886
Facsimile: 801-553-8887
(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Brian Christensen
9314 South 370 West
Sandy, Utah 84070 Telephone: 801-553-8886
(Name, Address, and Telephone Number for Agent of Service)

Copies of all communications to:

VINCENT & REES, L.C.

Attn:  David Rees

175 South Main St., 15th Floor

Salt Lake City, UT 84111

Telephone:  801-303-5730

Facsimile:  801-355-5005

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:     X .

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:         .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be sold by Simple Products Corporation	1,000,000	$2.00(1)	$2,000,000	$229.20
Common Stock, $0.001 par value, to be sold by selling shareholders	925,000	$2.00(1)	$1,850,000	$212.01
Total	1,925,000		$3,850,000	$441.21

(1)

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Represents common shares currently outstanding to be sold by the Selling Security Holders.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value.  The price does not bear any relationship to our assets, book value, historical earnings or net worth.  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND WILL BE CHANGED UPON COMPLETION OF THE AUDIT OF APRON CENTRAL, LLC, WHICH WAS ACQUIRED BY THE COMPANY IN FEBRUARY OF 2012.  AUDITED FINANCIAL STATEMENTS OF APRON CENTRAL, LLC WILL BE INCLUDED IN SUBSEQUENT AMENDMENTS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. WE (SIMPLE PRODUCTS CORPORATION) MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED May___, 2012

PRELIMINARY PROSPECTUS

Simple Products Corporation

1,000,000 Shares of Common Stock, par value $0.001, being sold pursuant to the Primary Offering

925,000 Shares of Common Stock, par value $0.001, being sold by the Selling Shareholders

	Per Share	Sale Total
Public Offering Price	$ 2.00	$ 2,000,000
Underwriting Discounts and Commissions	$ 0.00	$ 0.00
Proceeds to Simple Products Corporation	$ 2.00	$ 2,000,000

This prospectus relates to the sale of 1,000,000 shares of common stock, par value $0.001, of Simple Products Corporation (referred to herein as the “Company” or “Simple Products”), at a price of $2.00 per share on a best efforts basis (the “Primary Offering”).  This offering terminates 24 months after commencement of this offering on _____, 2014.  This is the initial offering of common stock of the Company.  The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its officer and director, Mr. Brian Christensen.  The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately.  There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to fund operational plans or a market may not develop.  The Company would like to raise a minimum of approximately $100,000 but would prefer to raise up to $2,000,000 to expand its operations.  Thus, if the Company cannot raise those funds through the Primary Offering, investors in our stock may lose their entire investment.  No commission or other compensation related to the sale of the shares will be paid.  For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 925,000 shares being registered by the Selling Security Holders (the “Secondary Offering”).  The Selling Security Holders will be offering their shares of common stock at a price of $2.00 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.  The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders.  The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering.  No underwriting arrangements have been entered into by any of the Selling Security Holders.  The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

The total number of shares registered in this registration statement is 1,925,000.  There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves a high degree of risk. See Risk Factors‚ beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May ___, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.  Neither we, nor the Selling Security Holders, are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “Simple Products,” “we,” “us,” or “our” refer to Simple Products Corporation and its wholly-owned subsidiaries.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important to you. We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.  Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

Since its founding in September of 2003, Simple Products Corporation has become an expert at taking products to the marketplace in a timely and profitable manner, and has made a name for itself as a business development company.  The Company specializes in all aspects of product development, from concept to manufacturing to sales.  The company operates as a master distributor and manufacturer, selling to retailers in the United States and Canada.  A low-cost manufacturing strategy combined with agile distribution systems has allowed the Company to quickly expand its market reach.

Where You Can Find Us

Our offices are currently located at Simple Products Corporation, 9314 South 370 West, Sandy, Utah.  Our telephone number is 801-553-8886, and our websites are www.simpleproductscorp.com and www.simpleproducts.com.

Summary of the Offering

Securities being registered by the Selling Security Holders:	925,000 shares of common stock

Offering price:	$2.00 per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Newly issued common stock being registered pursuant to the Primary Offering:	1,000,000 shares of common stock

Offering price:	$2.00

Number of shares outstanding prior to the offering:	4,125,000 shares of common stock

Number of shares outstanding after the offering:	5,125,000 shares of common stock

Market for the common stock:

There has been no market for our securities. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:

We will receive approximately $2,000,000 in gross proceeds if we sell all of the shares in the Primary Offering, and we will receive estimated net proceeds of approximately $1,976,558.15 if we sold all of those shares.  We will receive none of the proceeds from the sale of shares by the Selling Security Holders. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

Risk Factors:	See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to: Simple Products Corporation/National Securities Corp. 138 East 12300 South, Suite C-165 Draper, UT 84020

Summary Financial Information

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from December 31, 2011 and December 31, 20010 are derived from our December 31, 2011 and 20010 audited financial statements. The statement of operations and balance sheet data for the year end 2011 were derived from our reviewed financial statements for the year end, 2011.

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	Year End 2011%		Year End 2010%

Revenue	2,590,253	100.0	3,342,795	100.0
COGS	1,415,036	54.6	1,752,413	52.4
Gross Profit	1,175,217	45.4	1,590,382	47.6

Operating Expenses	1,089,471	42.1	1,109,061	33.2

Operating Income	85,746	3.3	481,321	14.4

Other Income/(Expenses)	(38,886)	(1.5)	(8,871)	(0.3)

Net Income	46,860	1.8	472,450	14.1

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. Net revenue for the year ended December 31, 2011 was $2,590,253, compared to $3,342,795 in the comparable period in 2010.  Operating expenses were $1,089,471 for the year ended December 31, 2011 compared with $1,109,061in the comparable period in 2010.  Other expenses for the year-end 2011 were ($38,886), compared with other expenses of ($8,871) in 2010.

For the year ended December 31, 2011, the Company had net income of $46,860 and a positive cash flow from operations of $210,916 as compared to a net income of $472,450, and a positive cash flow from operations of $427,429 for the corresponding period in 2010.

At December 31, 2011, the Company had cash funds of $277,927, as compared with $238,898 in cash funds as of December 31, 2010.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk.  Therefore, you should carefully consider the following factors and other information in this prospectus before deciding to invest in our company.  If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer.  As a result, you could lose all or part of your investment.  You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Relating to Our Company

1.

The products we sell are manufactured in China and therefore are subject to highly volatile price swings because of potential political instability, tariffs, and taxes.

Because our products are manufactured in China, the costs we pay for those products are dependent on a number of political and market factors beyond our control.  The United States’ trading relationship with China, which may deteriorate in the future, affects tariff levels, currency exchange rates, and other trade barriers restricting Chinese export and domestic import of the products we distribute.  These tariffs, changing currency exchange rates, and other trade barriers can have significant impacts on the costs of our products, which in turn, can drastically affect our profit margins.  Additionally, the value of the dollar as compared to the Chinese Yuan fluctuates, with the 2011 fiscal year seeing 6.6 Yuan for every dollar in January changing to 6.3 Yuan per dollar by December.  These value fluctuations could negatively affect our business, revenues, costs, and profits.

2.

We rely on third parties to develop, manufacture and produce, package, sell, and market our products, which may place us at a competitive disadvantage.

We rely on third parties to develop, manufacture, package, sell, and market our products, and as a result, we are dependent on the third party firms that we engage.  There is no assurance that we will be able to renew or continue enter into contracts with any such third parties on terms that are favorable to us. If any of our third party contractors’ breaches the contract or does not have the ability, for financial or other reasons, to perform its obligations, we may not be able to implement our business plan. Our reliance on third parties may place us at a competitive disadvantage.

3.

If we are unable to obtain additional funding, our business operations will be harmed.

We will require additional funds to implement our business plan. We anticipate that we will require a minimum of $100,000 to fund our planned activities for the next twelve months. We hope to raise this capital through the sale of our securities. If we are unable to raise the required capital, our ability to grow will be restricted and our ability to continue to conduct business operations will be harmed. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans, which could cause the Company to become dormant. Furthermore, any additional equity financing may involve substantial dilution to our then existing shareholders.

4.

We may not be able to compete with current and potential competitors, some of whom have greater resources and experience than we do.

We may not have the resources to compete with our existing competitors or with any new competitors. We intend to compete with many other distributors and retailers of products identical or similar to ours, and these competitors may have significantly greater personnel, financial, and managerial resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Moreover, as the demand for our products increases, new companies may enter the market, and the influx of added competition will pose an increased risk to our Company. Increased competition may lead to price wars, which would harm us since we would be unable to compete with companies with greater resources. In addition, increased competition and increased demand may create a stress on our manufacturers and output capabilities, which may lead to increased prices, which would also harm our ability to compete.

5.

Since our officers and directors may work or consult for other companies, their other activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Presently, our officers and directors allocate only a portion of their time to the operation of our business. Several of our officers and directors are currently employed full-time elsewhere. Therefore, it is possible that their pursuit of other activities may slow our operations and reduce our financial results because of the slow-down in operations.

6.

We need to retain key personnel to support our business and ongoing operations.

The development of our business and the marketing and sale of our products will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and the engagement of key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to develop our company and to market and sell our intended products, which could adversely affect our financial results and impair our growth.

7.

The input costs of our products are subject to the risk of highly volatile price swings.

Fossil fuels and metals are needed for the production of our products. Even though current product production is considered more efficient than traditional production in terms of the use of fossil fuels in the manufacturing process, the manufacture of our products remains dependent on the availability of fossil fuels. Due to the rising costs of petroleum and the unstable global oil market, any company relying on fossil fuels as main components of their operating expenses is subject to the risk of highly volatile price swings. Because many plastic manufacturing companies use state-of-the-art technology to produce product and also purchase petroleum in mass quantities, they are able to keep their costs stable. However, our manufacturers may not be able to do so.  Any rise in the price petroleum will cause us to incur additional expenses. Thus, we could see input prices jump creating volatile price swings and profit margins.

8.

We could be subject to significant and costly product liability claims.

We could be subject to significant product liability claims if the products we sell cause injury or illness. The costs associated with product liability claims and product recalls could significantly reduce our operating results.

9.

Our executive officers own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision-making by management of the company.

Our executive officers presently own, in the aggregate, 72.7% of our outstanding common stock. As a result, our executive officers have substantial control over all matters submitted to our stockholders for approval including the following matters: election of our Board of Directors; removal of any of our directors; amendment of our Articles of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us. Other stockholders may consider the corporate decisions made by our executive officers to be inconsistent with the interests of these stockholders. In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot or will not manage the affairs of the company in accordance with such stockholders’ wishes.

10.

Because our products are made from metals and fossil fuels, we face the risk of interruption of supply or increase in costs, which would harm our business and results of operation.

Many of our products are produced from plastics.  As a result, we face the risk of interruption of supply or increase in cost. The competition for plastics could be intense, and we may not be able to compete effectively against other purchasers who have higher volume requirements or more established relationships. Even if suppliers have adequate supplies of plastics to produce products, they may be unreliable in meeting delivery schedules, experience their own financial difficulties, provide products of inadequate quality, or provide them only at a higher price, all of which would reduce our profit. Any problems that our manufacturers face with regard to the supply of plastics can be expected to affect our ability to source products, which could have a material adverse effect on our financial condition, business, results of operations, and continued growth prospects.

11.

Our Growth Plan is based upon Management’s projection of what may happen in the future, and such predictions may not occur. Actual results may differ materially.

Our growth plan is based upon Management's projections of estimated available cash flow, expenses, revenue, revenue over profit, earnings before interest, taxes and depreciation, sales cycle time and other measures of projected economic performance. These projections are made in Management's view of what may happen in the future, and are not based upon historical projections.

12.

We will incur increased costs as a result of being a public company.

If we are able to become a public company, we will incur significant legal, accounting and other expenses. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

13.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

New or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which may result in additional expenses. While there is limited regulation of our business at the state and federal level, any change to such regulation could adversely affect our business. Our clients are often regulated, and their ability to pay us or our ability to provide services may be impacted by changes in regulation.  We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our business may be materially impacted and our reputation may be harmed.

Risks Relating To Our Common Stock

14.

We will, in the future, issue additional common shares, which will reduce investors' percent of ownership and dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, par value $0.001 per share, of which 4,125,000 shares are issued and outstanding.  We are obligated to issue 1,500,000 shares of common stock to DDR & Associates, LLC.  That issuance, as well other future issuances of common stock will likely result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions will likely have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

15.

Our common shares are subject to the "Penny Stock" Rules of the SEC, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

•

The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

Obtain financial information and investment experience objectives of the person; and

•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

•

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

16.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the Over-The-Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the Over-The-Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

17.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

18.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

19.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation do not prohibit the issuance of preferred stock.  Accordingly, our Board of Directors may have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval.  As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock.  To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us.  In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

20.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.

21.

Legal costs are projected to increase.

There are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. In the event there was any such legal action, there would be costs of defense that would be variable. The Company anticipates a general increase in legal counsel cost going forward due to the increased compliance costs of running a public company and the legal work that may be necessary for implementing the Company’s business plan of expansion.

22.

Risks related to financial projections.

The financial projections contained in this Prospectus are based on certain assumptions and estimates and, although the Company believes there is a reasonable basis for the assumptions and estimates upon which the projections are based, there can be no assurance that the revenues stated therein will be attained or that expenses will not be higher than estimated.  Much of the information contained in the projections is based on assumptions and estimates that are subject to variations that could be beyond the control of the Company and could have a substantially adverse effect on the performance and profitability of the Company. Accordingly, no representation is or can be made as to the future operations or the amount of any future income or loss of the Company. In addition, the projections were prepared by management and have not been reviewed by any independent certified public accountant.  Each investor should consult his own attorney, accountant or other advisors concerning an investment in the Company.

23.

Arbitrary offering price.

The offering price of $2.00 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations.  In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering.  Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

24.

There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002 in the event we become a fully reporting company.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404a of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404a of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404a. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

25.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares.  This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

26.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

27.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; ·increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the Over-The-Counter Bulletin Board, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the Over-The-Counter Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

28.

We anticipate the need to sell additional authorized shares in the future.  This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in the Company.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

29.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to implement our plan of operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund our plan of operations for a short amount of time.  We may then have to cease operations, and investors could then lose their entire investment.

30.

Because the Selling Shareholders are also selling shares, it is less likely that we will sell all the shares available in the Primary Offering.

We may not be able to sell all the shares available in the Primary Offering because the Selling Shareholders are also selling their shares.

31.

You will suffer an immediate and substantial dilution in the net tangible book value of the common stock you purchase after giving effect to this offering.

As of December 31, 2011, we had a net tangible book value of $0.061 per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($2.00) and the pro forma net tangible book value per share of our common stock immediately after the offering ($0.435).  See the “Dilution” section below for a more detailed explanation.

37.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

38.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

THE OFFERING

This prospectus relates to the sale of 1,000,000 shares of common stock, par value $0.001, of the Company at a price of $2.00 per share on a best efforts basis. This offering terminates 24 months after commencement of this offering.  This is the initial offering and Primary Offering of common stock of the Company.  The Company is offering the shares on a self –underwritten,  “best efforts” basis directly through its officer and director Brian Christensen.  There is no minimum amount of common shares required to be purchased and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop.  No commission or other compensation related to the sale of the shares will be paid.  For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 925,000 shares being registered by certain Selling Security Holders of the Company. 300,000 of such shares were issued to the founder after inception and were valued at $0.0017 per share as that value was considered equivalent to founder’s basis in the stock of our subsidiary which the Company acquired from the founder, effective at our inception.  500,000 of the remainder of such shares were issued to DDR & Associates, LLC for business, advisory, and consulting services rendered and were valued at $0.0375 per share per the value of the services rendered by DDR & Associates, LLC.  The remainder of such shares were issued to the other Selling Shareholders as partial consideration for their financial consultation and assistance, and were valued at $2.00 per share per management estimates.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $2.00 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.  The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders.  The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering.  No underwriting arrangements have been entered into by any of the Selling Security Holders.  The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1,976,558.15 after deducting the estimated expenses of registration.

We intend to use the net proceeds from this offering for general corporate purposes, including (1) retiring debt, (2) purchasing higher volumes of inventory at lower per item costs, (3) making strategic acquisitions of businesses that are not currently in the retail market or do not currently have a strong presence on the internet, and (4) expanding marketing through increased use of social media advertising and other web-based avenues.  None of the proceeds will be used for officer or director salaries during the next year of operations.  The precise amounts that we will devote to each of these purposes will vary depending on numerous factors, including but not limited to, the progress and results of our strategies and our research and assessments as to the market potential of each strategy to develop and expand the business.  In the event that we sell less than the maximum shares offered in this Primary Offering, we plan to use approximately 50% of the net proceeds to retire existing debt, approximately 25% to acquire a higher volume of inventory, approximately 20% to make strategic acquisitions of other companies, and approximately 5% to expand our marketing.

The Company anticipates that the estimated $1,976,558.15 net proceeds from the Maximum Offering will enable it to retire debt, expand, and fund its other capital needs for the next fiscal year. In the event that the Maximum Offering is not completed, the Company may be required to seek additional financing. There can be no assurance that additional financing will be available when needed and, if available, will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $2.00 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.  In determining the Primary Offering price of the shares we considered several factors including:

•

Our start-up status;

•

Prevailing market conditions, including the history and prospects for the industry in which we compete;

•

Our future prospects; and

•

Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.   Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share.  The price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us.  No valuation or appraisal has been prepared for our business and potential business expansion.  Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors.  There are no contractual restrictions on our ability to declare or pay dividends.  Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates.  You should not purchase our common stock expecting to receive cash dividends.  Since we do not pay dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment.  Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations.  In addition, because we do no pay dividends, we may have trouble raising additional funds which could affect our ability to expand our business operation.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 4,125,000 common shares since the Company’s inception, all of which are restricted shares.  See "Certain Relationships and Related Transactions" section below regarding these shares.  There are no outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 4 holders of record for our common shares as of May 14, 2012.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

As of December 31, 2011, we had a positive net tangible book value of $0.061 per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

The founder acquired shares at an average cost of $0.001 per share (par value), whereas outside investors will pay a price of $2.00 per share. The net tangible book value per share after the offering but prior to any new offerings is $0.435 per share. Therefore, outside Investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company's Common Stock after completion of this Offering. The following table illustrates dilution to investors on a per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	2.00	2.00	2.00	2.00
Net tangible book value per share before offering	0.0610	0.0610	0.0610	0.0610
Increase per share attributable to investors	0.3738	0.2935	0.2045	0.1054
Pro forma net tangible book value per share after offering	0.4348	0.3545	0.2656	0.1665
Dilution per share to investors	1.5652	1.6455	1.7344	1.8335

Additionally, we are obligated to issue in the future an additional 1,500,000 shares of our common stock to DDR & Associates, LLC for business and consulting services rendered.  Such issuance will have the effect of immediately diluting the value of the shares sold as part of this offering.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of May 11, 2012, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were issued to the Selling Shareholders for services rendered.

The percentages below are calculated based on 4,125,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holder		Shares owned by Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued & Outstanding Held After the Offering (1)
Last name	First name			# of Shares	% of Class (2)
Christensen	Brian	3,000,000	300,000	2,700,000	52.7
DDR & Associates, LLC (3)		1,000,000	500,000	500,000	9.8
National Securities Corp. (4)		100,000	100,000	0	0
Hansen	Curt	25,000	25,000	0	0
Total		4,125,000	925,000

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period.

(2) Based on 4,125,000 shares of common stock issued and outstanding as of May 11, 2012, and 1,000,000 Primary Offering shares additionally issued.

(3) None of the other individual shareholders is the beneficial owner of the shares owned by DDR & Associates, LLC.

(4) None of the other individual shareholders is the beneficial owner of the shares owned by National Securities Corp.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 7 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

First formed in September of 2003, Simple Products Corporation is primarily a wholesaler of small retail merchandise.  The Company specializes in all aspects of product development, from concept to manufacturing to sales.  The Company operates as a master distributor and manufacturer, selling to retailers in the United States and Canada.  A low-cost manufacturing strategy combined with agile distribution systems has allowed the Company to quickly expand its market reach.

The Company has fostered important manufacturing relationships in China, resulting in high quality products made at very low prices, which in turn, has resulted in high profit margins.  Coupled with its in-house capacity to provide fulfillment and distribution to its customers, the Company is well-positioned to products from concept to marketplace, managing each step in that process.  The Company’s customer base is comprised primarily of mass retailers with high rates of repeat orders and has reached nearly 20,000 resellers throughout North America.

During the first quarter of 2012, the Company acquired the assets and operations of Flirty Aprons and Apron Central, LLC (“Flirty Aprons”), a Utah limited liability company, through an asset purchase agreement. Flirty Aprons is primarily an internet-based retail company. The Company purchased Flirty Aprons in an attempt to diversify its holdings and expand its internet presence. As the Company is currently completing its audit relating to this acquisition, the following discussion is preliminary and will include additional financial statement disclosure of Flirty Aprons and additional discussion regarding the effects of the acquisition upon subsequent amendment of the registration statement of which this prospectus forms a part.

Plan of Operation

Since its founding, the Company has benefited from its founder’s fifteen years of related experience in online sales, retail sales, niche market channel building, mass market sales, product development, product manufacturing (domestic and overseas), and fulfillment/distribution knowledge.  Key to this momentum has been its innovative high-quality products, efficient production and fast fulfillment services.  The Company is only in the beginning stages of truly being able to tap into the mass retailer marketplace.  A deeper, more diversified product line in conjunction with continued capital investment will facilitate this growth and penetration.

Activities to Date

The Company was initially incorporated as a corporation under the laws of the State of Utah on September 11, 2003.  On February 14, 2012, a new corporation was formed under the laws of the State of Nevada, which acquired all of the outstanding stock of the original corporation.  Since its founding in 2003, the Company has operated as a product developer, manufacturer, and wholesaler of retail merchandise and has steadily expanded its operations and increased its profitability.   The Company currently has four employees.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated, in dollars.

	Year End 2011%		Year End 2010%

Revenue	2,590,253	100.0	3,342,795	100.0
COGS	1,415,036	54.6	1,752,413	52.4
Gross Profit	1,175,217	45.4	1,590,382	47.6

Operating Expenses	1,089,471	42.1	1,109,061	33.2

Operating Income	85,746	3.3	481,321	14.4

Other Income/(Expenses)	(38,886)	(1.5)	(8,871)	(0.3)

Net Income	46,860	1.8	472,450	14.1

Net revenue consists of sales, net of discounts and estimated returns.  The declines in revenue, cost of goods sold and operating expenses are due to a lack of available inventory during four of the peak seasonal sales months.  Significant revenue is usually generated through seasonal sales programs that typically begin during August.  During 2011, however, the start of these programs was delayed until the end of October due to a lack of inventory.  This lack of inventory was due to a lack of available capital to purchase that inventory.  Limited access to credit and relatively high Accounts Receivable did not allow us to purchase sufficient inventory to supply orders.  Previously, Simple Products’ operating capital consisted of cash and a limited bank Line of Credit.  In December 2011, a more aggressive Line of Credit was established that will permit us to purchase inventory at levels that are in line with our potential for growth in 2012.. Other expenses primarily include amounts for ongoing interest.

The following tables set forth key components of our balance sheet as of December 31, 2011, and December 31, 2010, in dollars.

	As of December 31, 2011	As of December 31, 2010

Current Assets	1,358,758	1,424,143

Property and Equipment	63,404	77,572

Other Assets	1,000	0

Total Assets	1,423,162	1,501,715

Current Liabilities	1,089,167	630,488

Long Term Liabilities	82,215	90,492

Total Liabilities	1,171,382	720,980

Stockholder Equity	251,780	780,735

Total Liabilities and Equity	1,423,162	1,501,715

The decline in Property and Equipment is mainly attributed to depreciation.  The increase in Current Liabilities is mainly attributed to the issuance of additional debt and equity (specifically, the Curt Hansen note, a new line of credit with BFI Finance, and the issuance of common stock as pertaining to the contracts signed by the Company throughout the 2011 fiscal year).  The decline in Long Term Liabilities is mainly attributed to the principal balance on the note payable to Brian Christensen decreasing.  The decrease in Stockholder Equity is mainly attributed to distributions to the principal which is offset by the net income.

At December 31, 2011, the Company had cash funds of $277,927, as compared with $238,898 in cash funds as of December 31, 2010.

Liquidity and Capital Resources

The Company has been and is currently operating with a relatively low level of cash and liquidity and that could lead to difficulty if not favorably resolved. The Company desires to improve that through additional equity and debt investments in the Company and cash generated from higher revenues.

The Company does not believe it has any restrictions on the movement of cash between subsidiaries.  The Company’s management believes that the current cash and cash flow from operations will be sufficient to meet anticipated cash needs including for working capital and capital expenditures for the next twelve months.  However, the Company may require additional cash resources due to material acquisitions, changed business conditions or other future developments.  The Company may seek to sell additional equity or debt securities or increase its credit facility.  The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

The Company’s ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including: investors’ perception of, and demand for, securities of web hosting and related service companies; conditions of the U.S. and other capital markets in which we may seek to raise funds; future results of operations, financial condition and cash flow.  Therefore, the Company’s management cannot assure that financing will be available in amounts or on terms acceptable to the Company, or if at all. Any failure by the Company’s management to raise additional funds on terms favorable to the Company could have a material adverse effect on the Company’s liquidity and financial condition.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

The Company’s subsidiary, Simple Products Corporation, was initially incorporated under the laws of the State of Utah on September 11, 2003 (“Simple Products Utah).  On February 14, 2012, a new corporation, Simple Products Corporation, was formed under the laws of the State of Nevada (“Simple Products Nevada”).  Simple Products Nevada acquired all of the outstanding stock of Simple Products Utah, effecting a change of domicile to the State of Nevada.  Since the founding of Simple Products Utah in 2003, the Company has operated as a product developer, manufacturer, and wholesaler of retail merchandise and has generated revenues and income, steadily expanded its operations, and increased its profitability.

The address of our principal executive office is:

Simple Products Corporation

9314 South 370 West

Sandy, Utah, 84070

Our telephone number is 801-553-8886.

Our website can be viewed at www.simpleproductscorp.com.

Business Objectives

The Company’s main purpose is to distribute and sell for profit consumer products to retailers.  We also sell our products directly to consumers through our website.  We source and fabricate our products in China and sell them in the United States and Canada.  The Company is designed to be the solution to small businesses and inventors that lack the knowledge and experience of taking a product from concept to the retail market.

As the marketplace changes, the Company becomes more valuable to its customers.  Retailers are forcing vendor consolidation to minimize vendor relations costs.  New product inventors and small businesses alike have little chance of selling their “widgets” into the retail marketplace for three primary reasons:

1.

They are usually single-item vendors.

2.

They lack the knowledge and infrastructure to launch a new item.

3.

They lack the necessary funding or knowledge to utilized funding properly.

The Company solves all of these issues.

Single-item vendors are rarely accepted by retailers even with a great product idea.  Many retail buyers are required by management to reject potential vendors with very few SKU’s.  By consolidating these products with others within the same categories, the Company provides a service to both the inventor and the retailer.

Requirements for cooperating with a retailer’s ordering and Warehouse Management System’s (“WMS”) are continually increasing in complexity.  Small businesses looking to introduce their products to retailers have huge costs associated with implementing the necessary systems, or deal with huge fines and expenses.  The Company has these systems in place thereby allowing for efficiencies and higher profits.

The Company’s motto is Quality, Service, and Price.  The Company has worked over the years to perfect that motto.

The Company has historically been an incubator of new products and ideas, listening and responding to the input from existing clients, and meeting with people who have good ideas but no ability to realize their manufacture and introduction to the marketplace.  Additionally, manufacturing partners in China recognized the Company’s ability to make their business goals a reality and continue to introduce their new lines through the Company.

One of the greatest advantages for the Company is the ability to work with “Big Box” stores.  The Company has experience going through the approval process with many major retail chains in the United States, resulting in the prospect of placing its products directly into their stores as the opportunities are presented.  The Company currently sells its products in the United States, Canada, Australia, and Europe.

The Company is currently operating with positive cash flow but has taken on significant debt to grow the Company.  Until 2011, the Company had never sought capital investment from any outside group or individual.  In 2011, the Company’s aspirations grew and the Company started considering investment capital.  Funding proceeds are for primarily inventory, product development, and presentation of the product (marketing to current and new accounts).  Funding for the Company’s ecommerce division is for inventory, new product development, and expansion of the Company’s online presence.  These are significant and crucial steps to growing the online business.

Growth Strategy

There are two ways the Company is seeking to expand:  organic growth and acquisitions.  Through organic growth the Company will continue and maintain long-term working relationships with stable companies for manufacturing and will continue to find or create unique products that are attractive to consumers.  Through acquisitions the Company will identify existing companies that would help facilitate growth by acquiring and/or merging with them in a joint venture agreement.  The Company will also foster new relationships with new and upcoming companies that will need the Company’s expertise in manufacturing and distribution.

As such, the Company has two primary channels for distribution of products, Retail and Online.  The primary objective of the Company is to acquire product lines that are proprietary and owned exclusively by the Company.  In addition, the Company seeks to take on inventions and product lines under the following programs (in order of preference): 1) Royalty Agreement, 2) Exclusive Distribution Agreement, and 3) Joint Venture/Distribution Agreement. Products that lend well to sales through both channels - Retail and Online – are best suited for the Company model; however, products that show exceptional opportunity in at least one channel will be considered.  The Company’s program is to develop the product for retail and online and create a sales model that provides the greatest and quickest distribution of the product.

Within the Company’s retail distribution, a sales program is developed for each product or product line and the work begins.  Sales to major accounts are handled in-house and sales to other accounts are handled through our growing network.

Industry & Competition

Similar companies focus on manufacturing or importing, distribution, or business development, but the Company has over the years defined itself as having the ability to master all three.  The industry as a whole is one that is constantly evolving, and the Company has been able to stay profitable through the economic downturn.

The retail marketplace is always in a state of change.  Fortunately, the Company has been able to maintain its competitive edge by not falling for the trappings of consumer fads that come and go overnight.  The Company’s signature products have undergone testing at the retail level and have been refined.  By updating the Company inventory of products often, the Company is able to continue to satisfy its client’s need for fresh new products regularly.  As the Company finds, develops, and distributes new products, the significance of the Company to its customers greatly expands.  The Company is therefore positioned to be able to continue to bring in new products and run them through existing and new channels.

Use of Funds

We are seeking to raise $1,976,558.15 to help retire debt, market our products, create market awareness, and build a customer base.

The following chart provides an overview of our budgeted expenditures for funds raised in our Primary Offering, by area of activity over the next 12 months:

Retire Debt	$500,000
Hiring of Key Employees	$250,000
Marketing & Sales Activities	$500,000
Working Capital	$350,000
Product Inventory	$250,000
Misc.	$126,558.15
TOTAL	$1,976,558.15

Dependence on a Few Major Suppliers

We rely on two principle suppliers of the products we sell, which manufacture our products outside of the United States.  We are therefore subject to the risks associated with foreign manufacturing (i.e., trade barriers, political instability, transportation costs, etc.).

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We have not entered into any franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.  The Company owns certain intellectual property relating to several of the products that it sells:  Lux Pro, Mossie, and Speed Seat.

Governmental Regulations

At this time, we are not aware of any laws or regulations governing our products. We believe that we are currently in compliance with all laws which may govern our products and have no current liabilities there under.  Our intent is to maintain strict compliance with all relevant product safety, import, and distribution laws, rules and regulations.

Employees

The Company currently has four full-time employees.  On a voluntary basis, our directors provide all functions to our Company, including: development, strategy, negotiations, and administration.

DESCRIPTION OF PROPERTY

The Company leases its office and warehouse located at 9314 South 370 West, Sandy, Utah, 84070.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current directors and executive officers.

Name and Business Address	Age	Position

Brian Christensen 9314 South 370 West Sandy, Utah, 84070	40	Chief Executive Officer and Chairman of the Board of Directors
Craig J. Carlston 539 South Garden Drive Providence, Utah, 84332	36	Treasurer and Director
Kevin Alsop 269 East Steep Mountain Drive Draper, Utah, 84020	37	Secretary and Director

Mr. Brian Christensen, age 40, founded the company in September of 2003.  Mr. Christensen is serving as the Company’s Chief Executive Officer and Chairman of the Board of Directors and is the Company’s principal accounting and financial officer.  Prior to starting Simple Products Corporation, Mr. Christensen founded Grandway USA Corporation, which focused on providing private label products to major retailers in Housewares, Mass Markets, Home Improvement, Retail Electronics, Nationwide Convenience Stores, and other large retailers.  Certain brands of the business were sold, and Mr. Christensen formed Achiever USA with the remaining brands.  Mr. Christensen subsequently sold it and started Simple Products Corporation so that he could provide the services and knowledge that he himself had needed throughout his career.

In 1993, through his own consulting firm, Mr. Christensen provided information technology and creative services to Fortune 500 and large technology corporations.  His leadership talents and business skills were further strengthened while serving as an Executive Manager for Technology Consultants, a Virginia-based technology firm.  Mr. Christensen has served in key managerial positions and on the Board of Directors of various technology and service companies.  He holds a Business Administration degree from George Washington University in Washington, D.C.  His educational emphasis was on International Business and Telecommunications.

The Company believes that Mr. Christensen’s strong operations and business management background, educational and entrepreneurial qualifications, and strong business skills supported by extensive real-world experience make him a valuable member to the Company’s Board of Directors.

Mr. Craig J. Carlston, age 36, is currently serving as the Company’s Treasurer and member of the Board of the Directors.  He is currently a partner in the law firm of Daines & Jenkins, LLP.  Mr. Carlston concentrates his areas of practice in municipal law, land use, and general civil litigation.  Mr. Carlston represents several municipalities in Cache County, including Providence, Hyrum, Trenton, and Millville.  Mr. Carlston graduated cum laude from the Boyd School of Law at the University of Nevada Las Vegas.  Mr. Carlston completed his undergraduate work at Utah State University where he received his degree in Business finance.

The Company believes that Mr. Carlston’s financial education and legal background, experience, and education provides Mr. Carlston a perspective that will help the Company better negotiate the complex legal and financial issues it may face and makes him a valuable member to the Company’s Board of Directors.

Mr. Kevin Alsop, age 37, is currently serving as the Company’s Secretary.  Mr. Alsop is also currently President and CEO of Corner Canyon IT Solutions, Inc. (CCITS).  With over 15-years of professional experience in the information technology industry, Mr. Alsop defines and manages capital planning to ensure successful implementation and integration with the department budget, acquisition and planning processes.  Mr. Alsop also is responsible for deploying and maintaining all enterprise-wide information technology and participation with the various high-profile institutions CCITS works with.  Mr. Alsop holds numerous technology industry certifications, including the highest-level certification from Microsoft Corporation, Microsoft Certified Systems Engineer. Mr. Alsop was also the Information Technology Director for Computer Consultants Corporation, a leading provider of Credit Union software solutions.

The Company believes that Mr. Alsop’s extensive experience in the technology field generally, and capital planning within that field specifically, will assist the Company in its increasing efforts to maximize profits from and more effectively utilize its existing technologies and potential future technologies and that this makes him a valuable member to the Company’s Board of Directors.

Mr. Christensen and Mr. Carlston are cousins.  There are no other familial relationships among any of our officers or directors.  None of our directors or officers is a director in any other reporting companies.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years.  The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company‚ subsidiaries or has a material interest adverse to it or any of its subsidiaries.

None of our directors qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC, meaning that our directors may have business interests in the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.  In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such  nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Prospectus.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members.  Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders.  Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert.  Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so.  As such, our entire Board of Directors acts as our audit committee.  We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is:

Hansen, Barnett & Maxwell, P.C

5 Triad Center, Suite 750

Salt Lake City, Utah, 84180

Phone: (801) 532-2200

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors.  Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  As a result of this review, our board of directors determined that Director Allen does not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.  Furthermore, no director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past ten years.

Compliance with Section 16(A) Of the Exchange Act.

Upon the effectiveness of this Registration Statement and our filing of a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2011, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name &Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compen- sation ($)	Total ($)

Brian Christensen,	2011	156,000	0	0	0	0	0	156,000.00
CEO & Chairman of the Board	2010	173,122	0	0	0	0	0	173,122.00
	2009	148,485	0	0	0	0	0	148,485.00

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans.  No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options.  We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Our directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

The Company has an employment agreement with Brian Christensen, its Chief Executive Officer and Chairman of the Board of Directors.

On January 1, 2012, the Company entered into an Employment Agreement with Brian Christensen (attached as Exhibit 10.3).  As set forth under the Employment Agreement, the Company shall pay Mr. Christensen a base salary of $5,000 per month, Mr. Christensen is authorized to take company draws in the amount of $8,000 per month as desired.

There are no other employment contracts, or other contracts or arrangements with officers or directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us.  There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of May 31, 2012, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 4,125,000 shares of our common stock issued and outstanding as of May 11, 2012.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.  Unless otherwise indicated, the address of each person listed is care of Simple Products Corporation, 9314 South 370 West, Sandy, Utah, 84070.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Brian Christensen	Common	3,000,000	72.7%
DDR & Associates	Common	1,000,000	24.2%

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our officer and director, Brian Christensen, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Christensen will not receive any commission in connection with the sale of share.  However, he will receive reimbursement for expenses incurred with the offer and sale of the shares.  Our underwriter intends to sell the shares being registered according to the following plan of distribution:

•

Shares will be offered to friends, family, and business associates of Mr. Christensen

Mr. Christensen will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

•

he must not be subject to a statutory disqualification;

•

he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•

he must not be an associated person of a broker-dealer;

•

he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•

he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

 Our underwriter will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii).  Neither our underwriter, nor any affiliates will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part.  Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

•

a prospectus, with subscription agreement, is delivered by the Company to each offeree;

•

the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;

•

each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•

once approved by counsel, the subscription is accepted by Mr. Allen, and the funds deposited into an account labeled: Simple Products Corporation, within four (4) days of acceptance;

•

subscriptions not accepted, are returned with the check un-deposited within 24 hours of determination of non-acceptance.

Funds will be deposited to the following:

Simple Products Corporation

c/o

Wells Fargo Bank

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at fixed a fixed price of $2.00 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this prospectus is declared effective by the Commission;

•

broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  For more information, see the section titled “Rule 144” herein on page 30.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  For more information, see the section titled “Rule 144” herein on page 30.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

By way of clarification, it will be possible for Mr. Allen to resell any of the 1,002,000 shares he beneficially owns which are being registered for resale in this registration statement (the “Existing Registered Shares”) during the two-year offering period for the primary offering covered by the registration statement. However, the Existing Registered Shares would only be sold according to the existing market conditions. Mr. Allen plans to resell his personal registered shares through broker’s transactions only.  All sales by the Company to the public through the direct private offering will be handled in a different administrative matter, and all purchasers will be informed that the shares for the direct offering shares will be issued straight from the company as a proceeds-generating offering for the Company.  The Company has created an internal policy whereby the then-sitting board of directors (without Mr. Allen, who will recuse himself) will evaluate any potential conflicts of interest. In this policy, Mr. Allen agrees to present every potential resale of his personal shares to the other board of directors for their unanimous approval prior to directing his broker to put in the sell order.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has issued a note payable to its shareholder, officer, and director, Mr. Brian Christensen.  The Company is required to pay interest and principal directly to the financial institutions that provided the loans to the shareholder. These underlying notes carry interest rates of 4.29% and 6.89%, respectively, and are secured by personal assets of the shareholder. The balances of the underlying notes were $90,494 and $0 as of December 31, 2011 and $98,404 and $3,526 as of December 31, 2010. One of the underlying loans was paid-off during 2011. As of December 31, 2011 and 2010, the outstanding balance on the note was $90,494 and $101,930, respectively. The remaining balance of the underlying note as of December 31, 2011 is due May 31, 2024.

Aside from the transactions described above, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-

The officers and directors;

-

Any person proposed as a nominee for election as a director;

-

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

-

Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this Prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 4,125,000 shares are issued and outstanding as of May 11, 2012.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are not currently authorized to issue preferred stock, but may be authorized to do so in the future depending upon the needs of the Company and contingent upon receiving the approval of a majority of our stockholders.  As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.  Because we may issue preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Security Holders

As of May 11, 2012 there were 4,125,000 common shares issued and outstanding, which were held by 4 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged Action Stock Transfer Corporation as transfer agent to serve as agent for shares of our common stock.

Our transfer agent’s contact information is as follows:

Action Stock Transfer Corporation

2469 E. Fort Union Blvd., Suite 214

Salt Lake City, UT  84121

Telephone: (801) 274 – 1088

Facsimile: (801) 274 – 1099

E-mail: justblank2000@yahoo.com

Admission to Quotation on the Over-The-Counter Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the Over-The-Counter Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities.  The Over-The-Counter Bulletin Board differs from national and regional stock exchanges in that it

(1)

is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2)

securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the Over-The-Counter Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the Over-The-Counter Bulletin Board our securities will trade on the Over-The-Counter Bulletin Board.  We may not now or ever qualify for quotation on the Over-The-Counter Bulletin Board.  We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock.  We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock.  Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 4,125,000 shares of our common stock.  Of these shares, all of the 925,000 shares to be registered in this offering will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 3,200,000 shares of common stock outstanding after this offering will be restricted as a result of securities laws.  Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met.  Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale.  Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-

1% of the number of shares of our common stock then outstanding, which would equal approximately 41,250 shares based on the number of shares of our common stock outstanding as of May 11, 2012; or

-

The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction.  A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary.  Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated balance sheets of Simple Products Corporation and subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholder’s equity, and cash flows for the years then ended, have been included herein in reliance on the report of   Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

The legal opinion rendered by Vincent & Rees Law Offices regarding our common stock to be registered on Form S-1 is as set forth in their opinion letter included in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreements with our independent registered public accounting firm on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.  In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.  Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

SIMPLE PRODUCTS CORPORATION AND SUBSIDIARY

Consolidated Financial Statements

December 31, 2011 and 2010

SIMPLE PRODUCTS CORPORATION AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholder

Simple Products Corporation

We have audited the accompanying consolidated balance sheets of Simple Products Corporation and subsidiary, (the Company), as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholder’s equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simple Products Corporation and subsidiary as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

May 14, 2012

SIMPLE PRODUCTS CORPORATION AND SUBSIDIARY
Balance Sheets
December 31, 2011 and 2010

	2011	2010
ASSETS
Current assets
Cash	$277,927	$238,898
Trade accounts receivables, net of allowance for doubtful accounts of $39,867 and $38,274, respectively	436,955	430,571
Inventory	409,011	680,254
Prepaid expenses	234,865	74,420
Total current assets	1,358,758	1,424,143
Other asset	1,000	-
Property and equipment, net of accumulated depreciation
of $68,538 and $46,360, respectively	63,404	77,572
Total Assets	$1,423,162	$1,501,715

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable	$159,890	$244,092
Accrued expenses	5,205	90,471
Line of credit	314,783	199,409
Current portion of long-term related-party note payable	8,279	11,438
Other current liabilities	12,566	10,078
Note payable, net of $45,556 unamortized discount	263,444	-
Common stock payable	325,000	75,000
Total current liabilities	1,089,167	630,488
Long-term related-party note payable, net of current portion	82,215	90,492
Total Liabilities	1,171,382	720,980
Commitments and contingencies	-	-
Stockholder's equity
Common stock - $0.001 par value; 100,000,000 authorized; 3,000,000 shares issued and outstanding	3,000	3,000
Additional paid-in capital	2,000	2,000
Retained earnings	246,780	775,735
Total stockholder's equity	251,780	780,735
Total Liabilities and Stockholder's Equity	$1,423,162	$1,501,715

SIMPLE PRODUCTS CORPORATION AND SUBSIDIARY
Statements of Income
For the years ended December 31, 2011 and 2010

	2011	2010
Sales, net of discounts and estimated returns	$2,590,253	$3,342,795
Cost of sales	1,415,036	1,752,413
Gross profit	1,175,217	1,590,382

Operating expenses:
Selling expense	273,994	374,767
General and administrative expenses	815,477	734,294
Total operating expense	1,089,471	1,109,061

Income from operations	85,746	481,321

Other income (expense):
Interest expense	(38,957)	(22,703)
Other income	71	13,832
Total other income (expense)	(38,886)	(8,871)
Net income	$46,860	$472,450

Basic earnings per share	$0.02	$0.16
Diluted earnings per share	$0.01	$0.09

Supplemental pro forma income tax expense	$15,932	$160,633
Supplemental pro forma net income	$30,928	$311,817
Supplemental pro forma basic earnings per share	$0.01	$0.10
Supplemental pro forma diluted earnings per share	$0.01	$0.06

The accompanying notes are an integral part of these financial statements

SIMPLE PRODUCTS CORPORATION AND SUBSIDIARY
Statements of Stockholder's Equity
For the Years Ended December 31, 2010 and 2011

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity
Balance, December 31, 2009	3,000,000	$3,000	$2,000	$609,298	$614,298
Shareholder distributions	-	-	-	(306,013)	(306,013)
Net income for the year ended December 31, 2010	-	-	-	472,450	472,450
Balance, December 31, 2010	3,000,000	3,000	2,000	775,735	780,735
Shareholder distributions	-	-	-	(575,815)	(575,815)
Net income for the year ended December 31, 2011	-	-	-	46,860	46,860
Balance, December 31, 2011	3,000,000	$3,000	$2,000	$246,780	$251,780

The accompanying notes are an integral part of these financial statements

SIMPLE PRODUCTS CORPORATION AND SUBSIDIARY
Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities:
Net income	$46,860	$472,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,178	21,328
Gain on sale of property and equipment	-	(5,536)
Bad debt expense (benefit)	1,593	30,618
Amortization of discount on notes payable	4,444	-
Changes in assets and liabilities:
Accounts receivable	(7,977)	33,851
Inventory	271,243	(280,759)
Prepaid expenses	39,555	35,514
Accounts payable	(84,202)	84,113
Accrued expenses	(85,266)	32,501
Other current liabilities	2,488	3,349
Net cash provided by operating activities	210,916	427,429
Cash flows from investing activities:
Note receivable	-	(22,352)
Purchase of other asset	(1,000)	-
Purchases of property and equipment	(8,010)	(35,758)
Proceeds from disposal of equipment	-	10,000
Net cash used in investing activities	(9,010)	(48,110)
Cash flows from financing activities:
Payments on notes payable-related party	(11,436)	(11,808)
Proceeds from issuance of note payable and common stock payable	309,000	-
Net borrowing on line of credit	115,374	35,070
Shareholder distributions	(575,815)	(306,013)
Bank overdraft	-	(6,537)
Net cash used in financing activities	(162,877)	(289,288)
Net increase in cash and cash equivalents	39,029	90,031
Cash and cash equivalents at beginning of year	238,898	148,867
Cash and cash equivalents at end of year	$277,927	$238,898

Supplemental disclosures of cash flow information:
Cash paid for interest	$38,957	$22,703

Noncash investing and financing activities:
Common stock payable issued for prepaid expenses	$250,000	$75,000

The accompanying notes are an integral part of these financial statements

Note 1. Organization and Nature of Business

Simple Products Corp. was incorporated on September 11, 2003 under the laws of the State of Utah. On February 14, 2012, Simple Products Corp. and its sole shareholder entered into an agreement to reorganize Simple Products Corp. as a wholly-owned subsidiary of Simple Products Corporation, a newly-formed Nevada corporation (“Simple Products Nevada”). The reorganization was subject to approval by a finance company lender (see Note 4), which approval was received on April 2, 2012. Under the terms of the reorganization agreement, the sole shareholder exchanged the 5,000 outstanding common shares of Simple Products Corp. for 3,000,000 common shares of Simple Products Nevada. The reorganization was recognized as a 600-for-1 forward stock split. The accompanying consolidated financial statements reflect the assets, liabilities, operations and transactions of Simple Products Corp., restated on a retroactive basis for all periods presented to reflect the common shares issued in the reorganization. Simple Products Corporation and subsidiary are referred to herein as “the Company.”

The Company is primarily a wholesaler of small retail merchandise to customers throughout the United States.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consists primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses when necessary, which, when realized, have been within the range of management’s expectations. The Company’s customer base consists primarily of companies in the United States. During 2011, the Company had a customer that consisted of 52.7% of total revenues and accounted for 61.3% of accounts receivable at December 31, 2011. During 2010, two customers consisted of 42.8% and 10.6% of total revenues and accounted for 50.5% and 11.9% of accounts receivable at December 31, 2010. The loss of any of these customers could have a material effect on the operations of the Company.

Revenue Recognition

For recognizing revenue, the Company applies the provisions of the Revenue Recognition Topic of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Revenues are generated from sale and shipment of products to our customers.  Revenues from these customers are recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable and (iv) the ability to collect is reasonably assured.  These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer.   The Company defers all revenue collected in advance of product shipment. We also offer sales rebates and discounts to our customers which are recorded as a reduction of revenue. The allowance for sales rebates and discounts, which would have been offset against accounts receivable, was not material at December 31, 2011 or 2010.

The Company’s sales agreements contain clauses that grant certain customers the right to return unsold product at the end of the sales program up to within one year of the original sale. The Company accounts for sales under the guidance of FASB ASC 605-15-25, “Revenue Recognition When Right of Return Exists.” There have been no significant returns from customers since inception. The cost of returns was 0.04 percent and 0.02 percent in 2011 and 2010, respectively. No deferred revenue was recognized in 2011 based on historical returns and management’s estimate of future returns. The Company has had sufficient history of sales returns to be able to accurately estimate future sales returns and, based on only minor returns in the past, the Company has estimated that sales returns for product sold through December 31, 2011 will not be material.

Shipping and Handling

We bill our customers for shipping and handling charges, which are included in total revenues for the applicable period and the corresponding shipping and handling expense is reported in cost of goods sold.

Major Vendors

We include product costs and shipping and handling expense in cost of goods sold. During 2011, the Company purchased from four vendors who accounted for 43.7%, 24.4%, 13.1% and 11.5% of total purchases, respectively.  During 2010, the Company purchased from three vendors who accounted for 38%, 28% and 11.2% of total purchases, respectively.

Advertising Costs

Advertising costs are expensed when incurred. Total advertising expense for the years ended December 31, 2011 and 2010 were $10,940 and $350, respectively.

Accounts Receivable

Trade accounts receivables are carried at original invoiced amounts less an allowance for doubtful accounts.  The allowances for doubtful accounts are calculated based on our historical bad debt experience, management’s detailed review of individual customer accounts, and the age of the account receivable. A provision is made against accounts receivable to the extent they are unlikely to be collected.

Notes Receivable

During the year ended December 31, 2010, the Company loaned $22,352 to an unrelated third party.  No interest was accrued on the loan and an allowance for doubtful accounts was provided against the full amount of the loan at December 31, 2010. The loan was written-off in 2011. The note receivable was stated at the lower of cost or market value and was evaluated for impairment. When projections of discounted cash flows indicated that the carrying value of the note was not recoverable, the carrying value was reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Inventory

Inventory is valued at the lower of cost, determined on the weighted-average cost method, or market value.   Inventory costs consist of the cost of purchased product.  The Company reviews inventory on hand at least quarterly and records a provision for estimated excess, slow moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.  The regular and systematic inventory valuation reviews include a current assessment of future product demand, historical experience and product expiration. As of December 31, 2011 and 2010 inventory consisted of only finished goods.

Property and equipment

Property and equipment is stated at the historical cost of purchase. Maintenance and repairs of property and equipment are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	3 - 7 years
Vehicles	5 years
Manufacturing equipment	5 years

Earnings per Common Share

Earnings per common share is computed by both the basic method, which uses the weighted-average number of our common shares outstanding and the weighted-average equivalent number of participating common stock payable shares issuable to note holders and for services, and the diluted method, which includes the dilutive common share equivalents of convertible notes payable as follows:

	2011	2010
Net income	$46,860	$472,450
Basic weighted-average common shares outstanding	3,000,000	3,000,000
Effect of dilutive securities
Common stock payable	2,625,000	2,500,000
Diluted weighted-average common shares outstanding	5,625,000	5,500,000
Basic earnings per share	$0.02	$0.16
Diluted earnings per share	$0.01	$0.09

The shares issuable upon the conversion of the note payable discussed in Note 7 were not included in the calculation of earnings per share as they were determined to be contingently issuable.

Recently Issued Accounting Standards

The Company has evaluated the recent accounting pronouncements and believes that none of them are applicable to the Company.

Note 3. Property and Equipment

Property and equipment consisted of the following as of December 31, 2011 and 2010:

	2011	2010
Furniture and fixtures	$82,514	$74,504
Vehicles	39,098	39,098
Manufacturing equipment	10,330	10,330
Total	131,942	123,932
Accumulated depreciation	(68,538)	(46,360)
Property and equipment, net	$63,404	$77,572

Depreciation expense of $22,178 and $21,328 was recorded for the years ended December 31, 2011 and 2010, respectively.

Note 4. Line of Credit

The Company had an original $350,000 line of credit agreement with a bank with interest payable at the bank’s prime rate plus 1% with a floor of 5% per annum. The line of credit was secured by the assets of the Company. The line of credit was paid off during the year ended December 31, 2011 with the proceeds of a new line of credit discussed below. The balance outstanding on the line of credit as of December 31, 2010 was $199,409.

On December 22, 2011, the Company entered into a new line of credit agreement with a finance company. The new line of credit is secured by the assets of the Company.  The line of credit has a facility capacity of $1,250,000 using the accounts receivable and inventory as a borrowing base for the line.  The line of credit bears interest at the finance company’s prime rate plus 2% with a floor of 4.0% (4.25% per annum as of December 31, 2011) of the balance outstanding under the line of credit. The Company also paid a finance fee of 3% on the $1,250,000 line of credit in the amount of $37,500. The line of credit matures on December 14, 2012. The balance outstanding as of December 31, 2011 was $314,783. The average balance of the line of credit facilities was approximately $256,000 and $230,000, with an average interest rate of 5%, during 2011 and 2010, respectively.

Under the terms of the new line of credit agreement, the Company cannot sell assets, reorganize, incur additional liabilities or do anything that is not in the ordinary course of business without first obtaining the finance company’s approval.

Note 5. Related Party Note Payable

The Company has issued a note payable to its sole shareholder. The Company is required to pay interest and principal directly to the financial institutions that provided the loans to the shareholder. These underlying notes carry interest rates of 4.29% and 6.89%, respectively, and are secured by personal assets of the shareholder. The balances of the underlying notes were $90,494 and $0 as of December 31, 2011 and $98,404 and $3,526 as of December 31, 2010. One of the underlying loans was paid-off during 2011. As of December 31, 2011 and 2010, the outstanding balance on the note was $90,494 and $101,930, respectively. The remaining balance of the underlying note as of December 31, 2011 is due May 31, 2024.

For the years subsequent to December 31, 2011, scheduled annual principal payments of the related party note payable are as follows:

Years Ending December 31:
2012	$8,279
2013	8,640
2014	9,016
2015	9,409
2016	9,820
Thereafter	45,330
$90,494

Note 6. Lease Commitment

The Company has an operating lease payable to an unrelated party for warehouse and office facilities. The lease expires in 2013. During the year ended December 31, 2011 and 2010 the Company paid lease payments in the amount of $49,250 and $48,600, respectively.

The following is a schedule by years of future minimum lease payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2011:

Year	Lease Payment
2012	$38,748
2013	12,980
$51,728

Note 7. Note Payable

On December 7, 2011, a convertible promissory note agreement was issued with an unrelated third party for proceeds of $309,000. The note bears interest at 1.25% per month (effective interest rate of 16.08% per year) and has a maturity date of nine months from the date of issuance. The note is secured by a secondary interest in the Company’s tangible and intangible assets. Upon an event of default, nonpayment of principal and interest, the note holder may demand immediate payment in full, and exercise the conversion rights set forth in the agreement. Upon default, interest will have been deemed to have accrued at a rate of 36% per annum, from the date of the note until all outstanding principal, interest, and fees are paid in full. The note holder has the right to convert the note and any accrued interest at the maturity date into shares of the Company’s common stock at a discount of 10% of the average of the daily trading prices of common stock over the five days prior to the conversion date. The conversion feature will be accounted for as a derivative liability at the time the note becomes convertible into common stock. At that date, the fair value of the conversion feature will be bifurcated from the host instrument resulting in additional interest expense on the note payable and the recording of a derivative liability. Until the note is paid or converted into common stock, the derivative liability will be adjusted to its fair value at each balance sheet date by the recognition of a gain or loss in earnings.

In exchange for the proceeds, the Company also became obligated to issue the note holder 25,000 common shares of Simple Products Corporation (“Simple Products Nevada”), which had not been formed at that date. Although common shares of Simple Products Nevada could not be issued, the Company was unconditionally obligated to issue those shares. As a result, the Company recorded a $50,000 common stock payable, based on Management’s estimate of the fair value of the common stock at the date of the note of $2.00 per share, for the obligation to issue the shares. Management’s estimate of the fair value of the common stock at the date of the promissory note was based upon a number of factors including a valuation obtained from a third party. The estimated fair value of the common stock payable was recognized as a $50,000 liability on the date the note was issued and resulted in a discount on the convertible note payable. The discount is being amortized over the term of the note. The balance of the discount on the convertible note payable was $45,556 as of December 31, 2011. Amortization of the discount on the note payable was $4,444 for 2011 and was included in interest expense. The amount of the common stock payable liability will be adjusted through earnings for future changes in the fair value of the Company’s common stock until the 25,000 shares are issued.

Note 8. Commitments and Contingencies

In November 2010, the Company entered into an agreement with a consulting firm that will provide business advisory services, general corporate and securities legal advisory services and advisory services in preparation of the Company’s structure and necessary filings to be filed with the Securities and Exchange Commission, as well as FINRA. The fees for these services are valued at $75,000 and will be paid in shares of the Company’s Common stock. 2,000,000 were payable upon execution of the agreement and an additional 500,000 at the time of the filing of the S-1 registration statement. As of December 31, 2011 none of the shares have been issued. The Company has recorded a common stock payable in the amount of $75,000 for the stock to be issued.

On October 19, 2011, the Company signed a 12 month consulting agreement with National Securities. National Securities will provide capital raising and advisory services to the Company. For their services, National Securities was paid $5,000 and the Company became unconditionally obligated to issue National Securities 100,000 common shares of Simple Products Nevada. In addition, the Company agreed to pay a financing completion fee of 8% of the total amount of cash received by the Company in an equity or equity-linked transaction facilitated by National Securities and 3% of the total amount of debt received by the Company.

Simple Products Nevada had not been formed at October 19, 2011 and after it was formed, the reorganization of Simple Products Corp. into it was subject to approval by a finance company, as further discussed in Note 1. Therefore the Company accounted for the obligation to issue the common shares of Simple Products Nevada in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees.” Under this guidance, the Company recorded an obligation at October 19, 2011 for $200,000 related to the common stock payable, based on Management’s estimate of the fair value of the common stock at that date of $2.00 per share. Management’s estimate of the fair value of the common stock was based upon a number of factors including a valuation obtained from a third party. The common stock payable is a liability that is adjusted to fair value at each balance sheet date. Changes in the liability are recognized in earnings. At December 31, 2011, the fair value of the $200,000 liability had not changed. The balance of the related prepaid expense for advisory services under the consulting agreement was $160,000 at December 31, 2011. A consulting expense of $40,000 was recorded during 2011.

During 2011, the Company purchased a license to market collegiate merchandise and the name owned by Bombshell Hat for $1,000. The consideration paid for the assets was based on management’s estimate of the value of the assets purchased. In addition, the Company signed a royalty agreement with Bombshell Hat. Under the agreement, the Company agreed to pay 10% of sales to the owner of Bombshell Hat. The Company accrued $476 in royalty expenses during 2011.

Note 9. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, a hierarchy has been established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows: Level 1 – Quoted prices in active markets for identical assets or liabilities. Level 2 – Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 3 – Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The common stock payable is a liability that is adjusted to fair value at each balance sheet date. The Company values the Common Stock Payable using the valuation method explained in Note 7 and Note 8. Changes in the liability are recognized in earnings; however, there were no changes to the fair value of the common stock payable through December 31, 2011. The fair value of the common stock payable was considered a level 3 liability input. These inputs reflect management’s own assumptions that a market participant would use in pricing the liability. The following liability was recorded at fair value as of December 31, 2011:

		Fair Value Measurement at Reporting Date Using
Description	December 31, 2011	Level 1	Level 2	Level 3
Common Stock Payable	$325,000	$-	$-	$325,000
Total	$325,000	$-	$-	$325,000

Note 10. Income Taxes

Through February 14, 2012, the Company was taxed as an S Corporation under the provisions of the Internal Revenue Code. Through the reorganization of Simple Products Corp. into Simple Products Corporation effective February 14, 2012, the Company revoked its S Corporation status and is now taxed as a regular C Corporation. Under current accounting guidance for public companies, undistributed earnings or losses of an S Corporation should be reclassified to additional paid-in capital upon termination of the S Corporation status. That presentation assumes a constructive distribution to the owner followed by a contribution to the capital of the corporate entity. The following unaudited condensed pro forma balance sheet information has been prepared to reflect the changes that would have occurred had the S Corporation election terminated on December 31, 2011, including the recognition of $(17,324) of deferred tax liability and the reclassification of retained earnings to additional paid-in capital. The following unaudited condensed pro forma operating information has been prepared to reflect income tax expense computed at the federal statutory rate of 34% for the years ended December 31, 2011 and 2010, had earnings been taxed at the corporate level.

	December 31, 2011
UNAUDITED CONDENSED		Tax
BALANCE SHEET INFORMATION	Historical	Adjustments	Pro forma
Total assets	$1,423,162	$-	$1,423,162
Total liabilities	1,171,382	17,324	1,188,706
Stockholder's equity
Common stock	3,000	-	3,000
Additional paid-in capital	2,000	246,780	248,780
Retained earnings	246,780	(264,104)	(17,324)
Total liabilities and stockholder's equity	$1,423,162	$-	$1,423,162

	For the Year Ended December 31, 2011			For the Year Ended December 31, 2010
UNAUDITED CONDENSED		Tax			Tax
OPERATING INFORMATION	Historical	Adjustments	Pro forma	Historical	Adjustments	Pro forma
Income before income tax provision	$46,860	$-	$46,860	$472,450	$-	$472,450
Provision for income tax	-	15,932	15,932	-	160,633	160,633
Net income	$46,860	$(15,932)	$30,928	$472,450	$(160,633)	$311,817
Basic earnings per share	$0.02		$0.01	$0.16		$0.10
Diluted earnings per share	$0.01		$0.01	$0.09		$0.06
Basic weighted-average shares outstanding	$3,000,000		$3,000,000	$3,000,000		$3,000,000
Diluted weighted-average shares outstanding	$5,625,000		$5,625,000	$5,500,000		$5,500,000

Note 11. Subsequent Events

On February 6, 2012, the Company acquired the assets and operations of Flirty Aprons and Apron Central, LLC (“Flirty Aprons”), a Utah limited liability company, through an asset purchase agreement. Flirty Aprons is primarily an internet based retail company. The Company purchased Flirty Aprons in an attempt to diversify its holdings and expand its internet presence. The purchase price of $1,250,000 consisted of $250,000 in cash and $1,000,000 in a promissory note due to the seller. The note bears interest at 6% per annum, compounded annually, and matures February 5, 2016.

Subsequent to year end the Company issued 1,125,000 shares of the 2,125,000 shares of common stock in settlement of $287,500 of common stock payable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$441.21
Transfer/Edgar Agent Fees	5,000.00
Accounting fees and expenses	18,000.00
Total	$23,441.85

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.

ITEM 14.  DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Articles of Incorporation.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15.  RECENT SALE OF UNREGISTERED SECURITIES

Since our inception, we issued and sold the following unregistered securities:

Effective February 14, 2012, the date of our incorporation, the Company issued 3,000,000 shares of common stock to the sole shareholder of Simple Products Corporation, a Utah Corporation, in exchange for all of his shares of that  corporation.  Shares were valued at approximately $0.0017 per share as that value was considered equivalent to his basis in the Utah corporation’s stock.

In April of 2012, the Company issued 1,000,000 shares to DDR & Associates, LLC, 25,000 shares to Mr. Curt Hansen, and 100,000 shares to National Securities, Inc. pursuant to its agreements with those parties.  Shares issued to DDR & Associates were valued at $0.0375 per share as per the value of the services DDR & Associates had provided the Company.  Shares issued to Mr. Hansen and National Securities, Inc. were valued at $2.00 per share as per management estimates.

ITEM 16.  EXHIBITS

Exhibit	Description
3.1	Articles of Incorporation of Registrant
3.2	By-Laws of Registrant
5.1	Opinion of Vincent & Rees, L.C. regarding the legality of the securities being registered
10.1	Form of Subscription Agreement for Primary Offering
14.1	Code of Ethics of Registrant
23.1	Consent from Independent Auditor

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy, State of Utah, on May 14, 2012.

Simple Products Corporation

By:

/s/ Brian Christensen

Brian Christensen

President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Brian Christensen Brian Christensen	President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors	May 14, 2012
/s/ Craig Carlston Craig Carlston	Member of the Board of Directors	May 14, 2012

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